Exhibit 99.1
Joint Filer Information

Name of Joint Filer:	China Investment Corporation

Address of Joint Filer:	New Poly Plaza
No.1 Chaoyangmen Beidajie
Dongcheng District
Beijing, 100010
People’s Republic of China

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	The AES Corporation (AES)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	07/29/2011

Designated Filer:	Terrific Investment Corporation

Signature:

CHINA INVESTMENT CORPORATION

By: /s/ Lou Jiwei
Name: Lou Jiwei
Title: Chairman and CEO

Date: August 2, 2011